Exhibit 15.1

November 7, 2019

To the Board of Directors and Stockholders of
TreeHouse Foods, Inc.
2021 Spring Road
Suite 600
Oak Brook, Illinois 60523

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the periods ended September 30, 2019, and 2018, as indicated in our report dated November 7, 2019; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, is incorporated by reference in Registration Statement Nos. 333-231122, 333-223899, 333-126161, 333-183321, 333-150053, and 333-206161 on Form S-8 and Registration Statement No. 333-217604 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois